Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	Oct. 31, 2014

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Reports Significantly Higher Third-Quarter Financial Results,
Increases Annual Distributable Cash Flow Guidance to $865 Million for 2014

TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) today reported net income of $198.6 million for third quarter 2014, significantly higher than third-quarter 2013 net income of $125.6 million.
Diluted net income per limited partner unit was 87 cents in third quarter 2014 and 55 cents in third quarter 2013. Diluted net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-generally accepted accounting principles (non-GAAP) financial measure, was 71 cents for third quarter 2014, exceeding the 62-cent guidance provided by management in Aug. 2014 primarily due to stronger-than-expected demand for refined products during the quarter.
Distributable cash flow (DCF), a non-GAAP financial measure that represents the amount of cash generated during the period that is available to pay distributions, increased to $183.4 million for third quarter 2014, an increase of $42.3 million or 30% higher than the third-quarter 2013 DCF of $141.1 million.
“Magellan’s assets are continuing to perform well, generating higher financial results for each of our segments compared to the year-ago period,” said Michael Mears, chief executive officer. “Demand for Magellan’s transportation and terminals services remains strong, and our commodity-related activities continue to benefit from the historically attractive pricing environment. Further, we successfully placed the BridgeTex Pipeline into commercial service during the third quarter, providing a pipeline solution for growing West Texas crude oil production while solidifying an important piece of Magellan’s future growth.”
An analysis by segment comparing third quarter 2014 to third quarter 2013 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:
Refined products. Refined products operating margin was $200.5 million, an increase of $53.7 million. Transportation and terminals revenue increased $32.1 million between periods due to higher shipment volumes, driven by increased demand for gasoline and distillates in the markets served by the partnership, and additional fees for ancillary services, such as storage, additives and terminaling. Revenues also benefited from higher average tariffs, resulting from the July 2014 tariff increase and longer-haul shipments (which move at a higher tariff rate), and operating results from a Rocky Mountain pipeline system acquired in Nov. 2013.

Operating expenses increased $19.0 million between periods primarily due to operating costs related to the recently-acquired Rocky Mountain pipeline system as well as higher asset integrity, personnel and property tax expenses during the current period.
Product margin (a non-GAAP measure defined as product sales revenue less cost of product sales) increased $40.6 million between periods primarily due to a $38.6 million favorable variance associated with the timing of MTM adjustments for New York Mercantile Exchange (NYMEX) positions used to economically hedge the partnership’s commodity-related activities and other inventory adjustments. Details of these items can be found on the Distributable Cash Flow Reconciliation to Net Income schedule that accompanies this news release. The partnership’s actual cash product margin, which reflects only transactions that settled during the quarter, increased slightly between periods primarily due to improved profitability of the partnership’s butane blending activities as a result of higher sales volumes in the current period.
Crude oil. Crude oil operating margin was $70.3 million, an increase of $19.7 million. Transportation and terminals revenue increased $29.3 million primarily due to increased crude oil shipments on the Longhorn pipeline, which averaged approximately 240,000 barrels per day (bpd) during third quarter 2014 compared to approximately 100,000 bpd during third quarter 2013. Operating expenses increased between periods due to higher power costs associated with increased volumes and additional personnel and integrity spending.
Marine storage. Marine storage operating margin was $27.6 million, an increase of $3.1 million, primarily due to a one-time storage contract adjustment, which resulted in incremental revenue being recognized in 2014. Otherwise, higher average storage rates were offset by less product margin during the current period. Operating expenses were essentially flat between periods for this segment.
Other items. Depreciation and amortization increased due to recent expansion capital expenditures, and higher G&A expenses reflect additional personnel costs in part due to increased headcount. Net interest expense decreased due to more interest capitalized for construction projects. As of Sept. 30, 2014, the partnership had $3.0 billion of debt outstanding, including $316.0 million outstanding under its commercial paper program.

Expansion capital projects
Magellan continues to pursue expansion opportunities, including organic growth construction projects and acquisitions. Based on the progress of expansion projects already underway, including a number of new small projects, the partnership currently plans to spend approximately $775 million in 2014 with additional spending of $450 million in 2015 and $75 million in 2016 to complete its current slate of construction projects.
The BridgeTex pipeline began commercial service during late Sept. 2014, delivering crude oil from West Texas to the Houston Gulf Coast area. The pipeline is capable of transporting up to 300,000 bpd and has averaged 160,000 bpd during its first month of operation, with shipments expected to ramp up over time.
Site preparation and contractor selection are underway for the partnership’s condensate splitter in Corpus Christi, Texas, which is expected to be operational during the second half of 2016.
Right-of-way, permitting work and contractor selection are in process for the partnership’s Little Rock pipeline project, which is expected to be operational in early 2016.

In addition, Magellan continues to evaluate well in excess of $500 million of potential growth projects in earlier stages of development as well as possible acquisitions, both of which have been excluded from the partnership’s spending estimates. Further, the spending estimates do not include the partnership’s proposed Saddlehorn pipeline, which is currently hosting an open season for binding commitments.

Financial guidance for 2014
Based on solid financial results to date and outlook for the remainder of the year, management is raising its 2014 DCF guidance by $25 million to $865 million and remains committed to its goal of increasing annual cash distributions by 20% for 2014 and 15% for 2015.
For DCF purposes, operating results of the BridgeTex pipeline will not impact 2014, with the initial DCF benefit expected to occur in 2015 due to the timing of the pipeline’s start-up and cash distribution payments from the joint venture to Magellan, which will be paid in arrears on a quarterly basis.
Including actual results so far this year, net income per limited partner unit is estimated to be $3.50 for 2014, which results in fourth-quarter guidance of 92 cents. Guidance excludes future MTM adjustments on the partnership’s commodity-related activities.

Earnings call details
An analyst call with management regarding third-quarter results and outlook for the remainder of 2014 is scheduled today at 11:00 a.m. Eastern. To join the conference call, dial (888) 505-4369 and provide code 6281817. Investors also may listen to the call via the partnership’s website at www.magellanlp.com/webcasts.aspx.
Audio replays of the conference call will be available from 2:00 p.m. Eastern today through midnight on Nov. 6. To access the replay, dial (888) 203-1112 and provide code 6281817. The replay also will be available at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.
Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.
Product margin, which is calculated as product sales revenue less cost of product sales, is used by management to evaluate the profitability of the partnership’s commodity-related activities.
Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of an entity.
DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this performance measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period and for determining the payouts under the partnership’s equity-based incentive plan.
Reconciliations of operating margin to operating profit and adjusted EBITDA and DCF to net income accompany this news release.
The partnership uses NYMEX futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities. Most of these NYMEX contracts do not qualify for hedge accounting treatment. However, because these NYMEX contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized NYMEX gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 90 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
###

Forward-Looking Statement Disclaimer
Portions of this document constitute forward-looking statements as defined by federal law. Although management of Magellan Midstream Partners, L.P. believes any such statements are based on reasonable assumptions, actual outcomes may be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects or to complete identified projects on time and at expected costs; (2) price fluctuations and changes in demand for refined petroleum products, crude oil and natural gas liquids, or changes in demand for transportation or storage of those commodities through its existing or planned facilities; (3) changes in the partnership’s tariff rates or other terms imposed by state or federal regulatory agencies; (4) shut-downs or cutbacks at major refineries or other businesses that use or supply the partnership’s services; (5) changes in the throughput or interruption in service on pipelines owned and operated by third parties and connected to the partnership’s terminals or pipelines; (6) the occurrence of operational hazards or unforeseen interruptions; (7) the treatment of the partnership as a corporation for federal or state income tax purposes or if the partnership becomes subject to significant forms of other taxation; (8) an increase in the competition the partnership’s operations encounter; (9) disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending; and (10) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2013 and subsequent reports on Forms 8-K and 10-Q. The partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today's date.

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2014	2013	2014
Transportation and terminals revenue	$295,326	$360,517	$805,059	$1,031,722
Product sales revenue	144,852	155,865	504,485	589,585
Affiliate management fee revenue	3,657	5,219	10,624	15,346
Total revenue	443,835	521,601	1,320,168	1,636,653
Costs and expenses:
Operating	103,262	132,387	245,858	330,758
Cost of product sales	120,299	91,591	396,025	398,734
Depreciation and amortization	35,270	38,054	105,788	122,462
General and administrative	32,755	35,377	96,073	109,621
Total costs and expenses	291,586	297,409	843,744	961,575
Earnings of non-controlled entities	2,375	1,645	5,162	4,066
Operating profit	154,624	225,837	481,586	679,144
Interest expense	31,852	34,993	95,295	108,674
Interest income	(215)	(374)	(250)	(1,171)
Interest capitalized	(3,780)	(9,205)	(10,474)	(21,358)
Debt placement fee amortization expense	540	566	1,620	1,767
Income before provision for income taxes	126,227	199,857	395,395	591,232
Provision for income taxes	604	1,237	3,165	3,798
Net income	$125,623	$198,620	$392,230	$587,434

Basic net income per limited partner unit	$0.55	$0.87	$1.73	$2.59

Diluted net income per limited partner unit	$0.55	$0.87	$1.73	$2.58

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	226,866	227,294	226,812	227,242

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	226,866	227,830	226,812	227,422

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2014	2013	2014
Refined products:
Transportation revenue per barrel shipped	$1.306	$1.408	$1.274	$1.392
Volume shipped (million barrels):
Gasoline	61.9	66.2	174.6	189.7
Distillates	36.1	41.6	105.4	119.6
Aviation fuel	5.9	6.4	15.4	17.5
Liquefied petroleum gases	4.0	4.3	7.3	9.5
Total volume shipped	107.9	118.5	302.7	336.3

Crude oil:
Transportation revenue per barrel shipped	$1.010	$1.304	$0.765	$1.222
Volume shipped (million barrels)	28.6	44.0	72.6	132.7
Crude oil terminal average utilization (million barrels per month)	12.3	12.3	12.4	12.2

Marine storage:
Marine terminal average utilization (million barrels per month)	23.2	22.9	22.9	22.8

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2014	2013	2014
Refined products:
Transportation and terminals revenue	$205,859	$237,972	$573,615	$680,697
Less: Operating expenses	82,174	101,206	194,911	249,665
Transportation and terminals margin	123,685	136,766	378,704	431,032

Product sales revenue	143,549	155,134	499,285	585,178
Less: Cost of product sales	120,429	91,407	393,187	397,980
Product margin	23,120	63,727	106,098	187,198
Operating margin	$146,805	$200,493	$484,802	$618,230

Crude oil:
Transportation and terminals revenue	$49,519	$78,839	$113,905	$226,298
Affiliate management fee revenue	3,369	4,902	9,767	14,399
Earnings of non-controlled entities	1,770	959	3,255	1,667
Less: Operating expenses	4,034	14,375	13,168	35,300
Transportation and terminals margin	50,624	70,325	113,759	207,064
Operating margin	$50,624	$70,325	$113,759	$207,064

Marine storage:
Transportation and terminals revenue	$39,948	$43,706	$117,539	$124,727
Affiliate management fee revenue	288	317	857	947
Earnings of non-controlled entities	605	686	1,907	2,399
Less: Operating expenses	17,813	17,691	40,060	48,321
Transportation and terminals margin	23,028	27,018	80,243	79,752

Product sales revenue	1,303	731	5,200	4,407
Less: Cost of product sales	(130)	184	2,838	754
Product margin	1,433	547	2,362	3,653
Operating margin	$24,461	$27,565	$82,605	$83,405

Segment operating margin	$221,890	$298,383	$681,166	$908,699
Add: Allocated corporate depreciation costs	759	885	2,281	2,528
Total operating margin	222,649	299,268	683,447	911,227
Less:
Depreciation and amortization	35,270	38,054	105,788	122,462
General and administrative expense	32,755	35,377	96,073	109,621
Total operating profit	$154,624	$225,837	$481,586	$679,144

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT
EXCLUDING MARK-TO-MARKET COMMODITY-RELATED PRICING ADJUSTMENTS
TO GAAP MEASURES
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	September 30, 2014
	Net Income	Basic Net Income Per Limited Partner Unit	Diluted Net Income Per Limited Partner Unit
As reported	$198,620	$0.87	$0.87
Unrealized derivative gains associated with future physical product sales	(39,246)	(0.17)	(0.17)
Lower-of-cost-or-market adjustments	2,453	0.01	0.01
Excluding commodity-related adjustments*	$161,827	$0.71	$0.71

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	227,294
Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	227,830

* Please see Distributable Cash Flow Reconciliation to Net Income for further descriptions of the commodity-related adjustments.

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		2014
	2013	2014	2013	2014	Guidance

Net income	$125,623	$198,620	$392,230	$587,434	$795,000
Interest expense, net, and provision for income taxes	28,461	26,651	87,736	89,943	124,000
Depreciation and amortization(1)	35,810	38,620	107,408	124,229	163,000
Equity-based incentive compensation (2)	4,217	4,978	2,239	2,918	14,000
Asset retirements	1,971	1,520	4,269	4,830	7,000
Commodity-related adjustments:
Derivative gains recognized in the period associated with future product sales (3)	(2,770)	(39,246)	(8,317)	(28,692)
Derivative gains (losses) recognized in previous periods associated with product sales completed in the period (4)	1,301	(3,817)	(5,738)	(8,086)
Lower-of-cost-or-market adjustments	(551)	2,453	(494)	2,453
Total commodity-related adjustments	(2,020)	(40,610)	(14,549)	(34,325)	(27,000)
Other	(2,011)	1,659	(2,928)	3,493	(10,000)
Adjusted EBITDA	192,051	231,438	576,405	778,522	1,066,000

Interest expense, net, and provision for income taxes	(28,461)	(26,651)	(87,736)	(89,943)	(124,000)
Maintenance capital(5)	(22,533)	(21,401)	(55,519)	(56,165)	(77,000)
Distributable cash flow	$141,057	$183,386	$433,150	$632,414	$865,000

Distributable cash flow per limited partner unit paid distributions related to this period	$0.62	$0.81	$1.91	$2.79	$3.81

Weighted average number of limited partner units paid distributions related to this period	226,679	227,068	226,679	227,068	227,068

(1) Depreciation and amortization includes debt placement fee amortization. The nine months ended September 30, 2014 include a $9.4 million impairment of a certain terminal and related assets, which we charged to depreciation expense.

(2) Because the partnership intends to satisfy vesting of units under its equity-based incentive compensation program with the issuance of limited partner units, expenses related to this program generally are deemed non-cash and added back for distributable cash flow purposes. Total equity-based incentive compensation expense for the nine months ended September 30, 2013 and 2014 was $14.5 million and $17.7 million, respectively. However, the figures above include an adjustment for minimum statutory tax withholdings paid by the partnership in 2013 and 2014 of $12.3 million and $14.8 million, respectively, for equity-based incentive compensation units that vested on the previous year end, which reduce distributable cash flow.

(3) Certain derivatives the partnership uses as economic hedges have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in earnings. These amounts represent the gains or losses from economic hedges in the partnership's earnings for the period associated with products that had not yet been physically sold as of the period end date.

(4) When the partnership physically sells products that it has economically hedged (but were not designated as hedges for accounting purposes), it includes in its distributable cash flow calculations the full amount of the change in fair value of the associated derivative agreement.

 (5) Maintenance capital expenditure projects maintain our existing assets and do not generate incremental distributable cash flow (i.e. incremental returns to the partnership's unitholders), while expansion capital projects are undertaken primarily to generate incremental distributable cash flow. For this reason, the partnership deducts maintenance capital expenditures to determine distributable cash flow.